                                                                    EXHIBIT 99.1



                                 PRESS RELEASE
                             FOR IMMEDIATE RELEASE
                                  MAY 30, 1997

AUDIO COMMUNICATIONS NETWORK, INC. (NASD OTC: "AUCM") today announced it has completed the business combination with Suncom Communications, L.L.C. Under the terms of the agreement, Audio acquired the assets and business of Suncom, in exchange for which Audio issued 2.1 million shares of its common stock to Suncom, which is approximately 48% of Audio's outstanding common stock. The transaction was approved by Audio's board of directors, including its independent directors, and the board received the opinion of Key Trust Company of Ohio, N.A. that the agreement was fair from a financial point of view to the shareholders of Audio.

Additionally, Suncom consummated the agreement with A.J. Schell, Audio's Chairman and Chief Executive Officer, to acquire Mr. Schell's position in Audio. Suncom now owns approximately 2.7 million shares or approximately 62%, of the outstanding common stock of Audio.

Mr. Schell remains as Chairman, Mitchell Kleinhandler becomes president, and David Unger assumes the position Executive Vice President of Audio. In addition, Suncom will designate four of the eight members of Audio's board of directors. Audio shareholders are expected to vote on a proposal to be submitted at the 1997 annual meeting to increase the size of the Board to nine, with the ninth member being nominated by Suncom.

Audio owns Muzak(R) franchises in Baltimore, Maryland, Fresno, California, Jacksonville, Florida and Kansas City and St. Louis, Missouri. Suncom is the Muzak(R) affiliate serving large portions of the Carolinas, including Charlotte, Raleigh-Durham, Winston Salem and Greensboro, as well as large portions of Arizona, including Phoenix.

"Suncom provides an exciting opportunity with their market penetration in some of the most dramatically explosive markets in the country today in terms of growth and economy," said Al Schell, Chairman/CEO of Audio. "It is gratifying to see the positive results of our strategic growth plan and I am delighted Suncom has become a part of our future."

The Muzak(R) product is distributed globally to over 200,000 subscribers via direct broadcast satellite (DBS), SCA radio transmission and on Perma Tape Services . The DBS satellite system now delivers 16 different channels of music from light rock and classical jazz and oldies. The system also provides a variety of marketing, computer, data and video systems which are currently being used by a number of Fortune 500 companies. Additionally, Muzak(R)'s Dish(R) Network for Business from EchoStar provides cable television programming and 60 channels of new, exciting digital recorded music formats to Muzak(R) customers.

FOR ADDITIONAL INFORMATION, CONTACT:

Al Schell, (407) 649-8877
Chairman, Audio Communications Network, Inc.